                                                                     Exhibit (K)

                                                              September 23, 1999


                      ASSIGNMENT AND ASSUMPTION AGREEMENT
                      -----------------------------------

     AGREEMENT dated ______________, ____, by and between Global Sports, Inc. ("Assignor"), a Delaware corporation, and Gen-X Acquisition (U.S.), Inc. ("Assignee"), a Washington corporation.

                                  BACKGROUND
                                  ----------

     A. Assignor, Assignee, Gen-X Acquisition (Canada) Inc. ("Canadian Co."), DMJ Financial Inc., James J. Salter and Kenneth J. Finkelstein are parties to an Acquisition Agreement, dated as of September 24, 1999 (the "Acquisition Agreement"), pursuant to which (i) Assignee acquired all of the issued and outstanding shares of capital stock of Gen-X Holdings Inc. ("Gen-X Holdings") in exchange for, among other things: (a) a cash payment in the amount of Six Million Forty Thousand Dollars ($6,040,000); (b) a promissory note in the principal amount of Five Million Dollars ($5,000,000); and (c) the assumption of Global's non-negotiable subordinated notes (the "Global-Holdings Note") in the original aggregate principal amount of Three Million Nine Hundred Sixty Thousand Dollars ($3,960,000) payable to Gen-X Holdings, dated as of the Closing Date, together with all accrued and unpaid interest thereon, and (ii) Canadian Co. acquired all of the issued and outstanding shares of capital stock of Gen-X Equipment in exchange for, among other things, a promissory note in the principal amount of Five Million Dollars ($5,000,000).

     Assignor and Assignee are entering into this Assignment and Assumption Agreement (the "Agreement") pursuant to the terms of the Asset Acquisition Agreement and in order to effect the assumption by Assignee of Assignor's obligations under the Global-Holdings Note.

     IN CONSIDERATION of the mutual agreements contained herein and in the Acquisition Agreement, and intending to be legally bound, the parties agree as follows:

     1.   Definitions. Capitalized terms used in this Agreement, and not
          -----------
specifically defined in this Agreement, shall have the meanings and definitions ascribed to them in the Acquisition Agreement.

     2.   Assignment by Assignor. Effective as of the date hereof, Assignor
          ----------------------
hereby assigns and transfers to Assignee all of Assignor's legal and equitable right, title, and interest in and to the Global-Holdings Note.

     3.   Acceptance and Assumption by Assignee. Effective as of the date
          -------------------------------------
hereof, Assignee hereby accepts this assignment and transfer of the Global-Holdings Note, and assumes and agrees to pay, perform, fully satisfy, and discharge, as and when due, all of Assignor's obligations, duties, and liabilities under the Global-Holdings Note (collectively the "Assumed Obligations").

     4.   Consent and Release. In consideration of the Assumption by Assignee
          -------------------
of the Assumed Obligations, Gen-X Holdings hereby accepts the assignment of the Global-Holdings Note and releases Assignor form all obligations, duties, and liabilities under the Global-Holdings Note and consents to the assumption of the Assumed Obligations by Assignee.

     5.   Cancellation of Note. Effective as of the date hereof, the Global-
          --------------------
Holdings Note is hereby cancelled and Assignee shall issue a note in favor of Gen-X Holdings in the principal amount of $3,960,000 on terms and conditions substantially similar to the Global-Holdings Note mutatis mutandis.

     6.   Indemnification. Assignee shall indemnify, defend, protect and hold
          ---------------
Assignor harmless of and from any and all claims, demands, causes of action or liabilities arising out of or resulting in any way from the Global-Holdings Note.

     7.   Additional Provisions.
          ---------------------

          7.1  Binding Effect. This Agreement and all of the terms and
               --------------
conditions contained in this Agreement shall apply to, be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

          7.2  Counterparts. This Agreement may be executed in any number of
               ------------
counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.

          7.3  CONTROLLING LAW. THIS AGREEMENT IS MADE UNDER, AND SHALL BE
               ---------------
CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

     Executed as of the date first written above.

GLOBAL SPORTS, INC.                       GEN-X ACQUISITION (U.S.), INC.


By: __________________________            By: ____________________________
Name:                                     Name:
Title:                                    Title:

                                          GEN-X HOLDINGS INC.


                                          By: ____________________________
                                          Name:
                                          Title:

                                       2